Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statements on Form S-8 (No.333-274789) of Veralto Corporation, and
(2)Registration Statements on Form S-3 (No.333-282816) of Veralto Corporation;
of our reports dated February 25, 2025, with respect to the consolidated financial statements and schedule of Veralto Corporation and the effectiveness of internal control over financial reporting of Veralto Corporation included in this Annual Report (Form 10-K) of Veralto Corporation for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 25, 2025